UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2012

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

New Hampshire Thrift Bancshares, Inc. (NasdaqGM: NHTB) (“NHTB” ) announced on August 1, 2012 the execution of a definitive agreement in which NHTB will acquire The Nashua Bank in an exchange of cash and stock (the “Merger”). The Nashua Bank will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb, and will operate under the name “The Nashua Bank, a division of Lake Sunapee Bank.”

NHTB currently operates 19 branches in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan Counties as well as 8 branches in Vermont in Rutland and Windsor Counties. The Nashua Bank currently operates one branch in New Hampshire in Hillsborough County. The combined company will have approximately $1.3 billion in assets and operate 28 branches in New Hampshire and Vermont. The transaction, approved by the Boards of Directors of both companies, is valued at approximately $19.4 million. The terms of the merger agreement call for each outstanding share of The Nashua Bank common stock to be converted into the right to receive $14.50 in cash or 1.136 shares of NHTB common stock. The Nashua Bank shareholders will have the right to elect either cash or stock with the constraint that the overall transaction must be consummated with 80% of The Nashua Bank shares being exchanged for NHTB stock and 20% being exchanged for cash. If there is an imbalance in elections, there will be a proration of proceeds to achieve the 80/20 split.

Following the merger, G. Frank Teas, currently the President and Chief Executive Officer of The Nashua Bank, will be employed as Senior Vice President of Commercial Lending for the Southern Region of Lake Sunapee Bank, fsb. Two members of the current Board of Directors of The Nashua Bank will be appointed to the Board of Directors of NHTB and to the Board of Directors of Lake Sunapee Bank, fsb, to serve until at least the third anniversary of the Merger. The remaining members of the current Board of Directors of The Nashua Bank will be invited to serve as members of an advisory board to be established and maintained by NHTB for at least three years following the Merger.

Completion of the transaction is subject to customary closing conditions, including the receipt of regulatory approval and the approval of The Nashua Bank’s shareholders. The transaction is expected to close in the fourth quarter of 2012.

For additional information, reference is made to the press release dated August 1, 2012, which is included as Exhibit 99.1 and is incorporated herein by reference, and to the Agreement and Plan of Merger, by and among New Hampshire Thrift Bancshares, Inc. and The Nashua Bank, dated as of August 1, 2012, which is filed as Exhibit 2.1 and is incorporated herein by reference.

Important Additional Information About the Transaction

The press release included as Exhibit 99.1 may be deemed to be solicitation material in respect of the proposed merger of the NHTB and The Nashua Bank. The proposed transaction will be submitted to shareholders of The Nashua Bank for their consideration. In connection with the proposed transaction, NHTB will file with the SEC a registration statement on Form S-4 that will include the Proxy Statement of The Nashua Bank. Shareholders of NHTB are urged to read the Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about NHTB at the SEC’s internet site (http://www.sec.gov). Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy Statement/Prospectus can be obtained, free of charge, by directing a request to Laura Jacobi, Senior Vice President and Chief Financial Officer, (603) 863-0886, 9 Main Street, P.O. Box 9, Newport, New Hampshire 03773.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and between, New Hampshire Thrift Bancshares, Inc. and The Nashua Bank, dated August 1, 2012.

99.1	Press release issued by NHTB on August 1, 2012.

*	The schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission. Any omitted schedule will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By: /s/ Laura Jacobi
Laura Jacobi
Chief Financial Officer

Date: August 7, 2012

EXHIBIT LIST

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and between, New Hampshire Thrift Bancshares, Inc. and The Nashua Bank, dated August 1, 2012.

99.1	Press release issued by NHTB on August 1, 2012.

*	The schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission. Any omitted schedule will be provided to the Securities and Exchange Commission upon request.